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                                                               EXHIBIT 99(a)(11)



                          SUPPLEMENT DATED MAY 8, 1998


                                       TO


                           OFFER TO PURCHASE FOR CASH


                     ALL OUTSTANDING SHARES OF COMMON STOCK


                                       OF



                        MONEYGRAM PAYMENT SYSTEMS, INC.


                                       AT



                              $17.00 NET PER SHARE


                                       BY



                      PINE VALLEY ACQUISITION CORPORATION


                           A WHOLLY OWNED SUBSIDIARY


                                       OF



                                   VIAD CORP



     The Offer to Purchase ("Offer to Purchase"), dated April 10, 1998, of Pine Valley Acquisition Corporation, a wholly owned subsidiary of Viad Corp. is amended and supplemented as follows:



7.  CERTAIN INFORMATION CONCERNING THE COMPANY.



     The last two paragraph of Section 7. Certain Information Concerning The Company--Projected and First Quarter 1998 Financial Information (page 14) are deleted and replaced in their entirety with the following:



          "The Company has advised Parent and Purchaser that the Projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections. The Projections are included in this Offer to Purchase only because they were provided to Parent. They were not prepared with a view to reliance by Company stockholders in making a decision in connection with the Offer or in making any other investment decision. None of Parent, Purchaser or any of their respective advisors or any other party who received such information assumes any responsibility for the validity, reasonableness, accuracy of completeness of the projections. Although presented with numerical specificity, the Projections are based upon a variety of assumptions, all established by management of the Company, relating to the businesses of the Company, industry performance, general business and economic conditions and other matters, all of which may not be realized and are forward looking statements and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. There can be no assurance that the Projections set forth above will be realized, and actual results may vary materially from those shown. The Projections have not been examined or compiled by the Company's Independent Public Accountants.



          For these reasons, as well as the bases on which the Projections were compiled, there can be no assurance that actual results will not differ materially from those estimated. The inclusion of the Projections herein should not be regarded as an indication that Parent, Purchaser, any of their respective advisors or any other party who received such information considers it an accurate prediction of future events. Parent performed an independent assessment of the Company's value and did not rely upon the Projections. None of the Parent, Purchaser of any other party has made, or makes, any representation to any person regarding the information contained in the Projections and none of them intends publicly to update or otherwise publicly revise the Projections set forth above even if experience or future changes make it clear that the Projections will not be realized."

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15. CERTAIN CONDITIONS TO THE OFFER.



     The first paragraph of Section 15 (page 35) is deleted and replaced in its entirety by the following:



          "Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (a) as of the expiration date the Minimum Condition shall not have been satisfied,
     (b) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, (c) as of the expiration date any Pre-Offer Approval shall not have been obtained; or (d) at any time on or after the date of the Merger Agreement, and prior to the expiration date, any of the following conditions shall exist:"



     Except as set forth in this Supplement, the terms and conditions of the Offer to Purchase remain applicable in all respect to the Offer, and this Supplement should be read in conjunction with the Offer to Purchase. Capitalized terms used but not defined in this Supplement shall have the meaning assigned to them in the Offer to Purchase.